Exhibit 4.3

Schedule of Holders of

Warrants to Purchase Common Stock

Holder	Warrant No.	Number of Shares	Issuance Date	Expiration Date / Void After
ArrowMark Fundamental Opportunity Fund, L.P.	1-A	386,488	1/10/2020	1/10/2030
Meridian Small Cap Growth Fund	1-B	772,976	1/10/2020	1/10/2030
Intersouth Partners VII, L.P.	2	309,190	1/10/2020	1/10/2030
North Bridge Venture Partners V-A, L.P.	3-A	726,219	1/17/2020	1/17/2030
North Bridge Venture Partners V-B, L.P.	3-B	355,949	1/17/2020	1/17/2030
North Bridge Venture Partners VI, L.P	3-C	463,785	1/17/2020	1/17/2030
Polaris Venture Partners V, L.P.	4-A	596,697	1/10/2020	1/10/2030
Polaris Venture Partners Entrepreneurs’ Fund V, L.P.	4-B	11,630	1/10/2020	1/10/2030
Polaris Venture Partners Founders’ Fund V, L.P.	4-C	4,087	1/10/2020	1/10/2030
Polaris Venture Partners Special Founders’ Fund V, L.P.	4-D	5,967	1/10/2020	1/10/2030
Perceptive Life Sciences Master Fund, Ltd	5-A	4,869,753	1/17/2020	1/17/2030
Perceptive LS (A), LLC	5-B	11,710,597	1/17/2020	1/17/2030
RA Capital Healthcare Fund, L.P.	6	386,488	1/17/2020	1/17/2030
Soleus Private Equity Fund I, L.P.	7	1,082,167	1/27/2020	1/27/2030
Emmant, LLC	8	70,789	1/31/2020	1/31/2030
Clifton Capital LP	9	1,545,953	1/29/2020	1/29/2030
RFA Holding LLC	11	193,244	1/29/2020	1/29/2030

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS WARRANT AND THE UNDERLYING SECURITIES MAY NOT BE SOLD OR TRANSFERRED WITHOUT (I) AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, (II) AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR (III) RECEIPT OF A NO ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION. COPIES OF THE AGREEMENT COVERING THE ACQUISITION OF THIS WARRANT AND RESTRICTING ITS TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS WARRANT TO THE SECRETARY OF THE COMPANY AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

Void after _________________

LYRA THERAPEUTICS, INC.

COMMON STOCK WARRANT

Warrant No. __

THIS CERTIFIES THAT, for value received, ___________ or its registered assigns (hereinafter called the “Holder”) is entitled to purchase from Lyra Therapeutics, Inc., a Delaware corporation, with its principal place of business at 480 Arsenal Way, Watertown, MA 02472 (the “Company”), at any time after the date specified in Section 1 hereof and ending at 5:00 p.m. Eastern Time on the Expiration Date, as such term is defined in Section 1 hereof, up to ______ shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), subject to adjustment as set forth herein.

This Warrant (the “Warrant”) is being issued pursuant to the terms of that certain Series C Convertible Preferred Stock and Warrant Purchase Agreement, dated as of January 10, 2020, by and among, the Company and the purchasers set forth on Schedule A therein (the “Purchase Agreement”). This Warrant may be exercised in whole or in part, at any time through to the Expiration Date (as defined below) at the option of the Holder.

1. Definitions. As used herein, the following terms shall have the following respective meanings. Any capitalized terms not defined herein shall have the meaning given to them in the Purchase Agreement.

(a) “Exercise Price” shall mean the fair market value of the Company’s Common Stock following the Initial Closing (as determined by the Board of Directors, in good faith, based on the most recent independent third party valuation of the Company available following the Initial Closing performed pursuant to Section 409A of the Code, and taking into account any changes to the Company’s business between the date of such third party valuation and the Initial Closing), subject to adjustments pursuant to Section 5 below.

(b) Subject to Section 2, “Expiration Date” shall mean the period ending on the earlier of (i) _________________, (ii) immediately prior to the closing of the initial public offering of Common Stock (“IPO”), (iii) immediately prior to the closing of a Liquidation Transaction, or (iv) unless terminated earlier as provided below.

(c) “Liquidation Transaction” shall be deemed to be occasioned by, or to include, any Deemed Liquidation Event (as defined in the Amended and Restated Certificate of Incorporation of the Company, as in effect as of the date hereof).

(d) “Warrant Shares” shall mean the shares of the Common Stock issuable upon exercise of this Warrant, subject to adjustments pursuant to the terms herein, including but not limited to adjustment pursuant to Section 5 below.

2. Term and Exercise Schedule. This Warrant shall be exercisable, in whole or in part, at any time, through the Expiration Date. If the Expiration Date is occasioned by either the closing of the IPO or a Liquidation Transaction and to the extent that the fair market value of one Warrant Share (as determined in accordance with Section 3.3(b)) would be greater than the Exercise Price in effect on such date immediately prior to such IPO or Liquidation Transaction, and the Holder has not exercised this Warrant pursuant to Sections 3.1 and 3.2 below as to all Warrant Shares, then this Warrant shall automatically be deemed to be Net Exercised pursuant to Section 3.3(a) as to all Warrant Shares for which it shall not previously have been exercised, effective immediately prior to and contingent upon the closing of the IPO or Liquidation Transaction. In the event of an IPO or Liquidation Transaction where the fair market value of one Warrant Share as determined in accordance with Section 3.3(b) would be less than the Exercise Price in effect immediately prior to such IPO or Liquidation Transaction, then this Warrant will expire immediately prior to the closing of such IPO or Liquidation Transaction.

3. Method of Exercise; Payment; Issuance of New Warrant. The purchase right represented by this Warrant may be exercised by the Holder, in whole or in part, by:

3.1. the surrender of this Warrant (with an executed notice of exercise in the form attached hereto as Attachment A and an duly executed Investment Representation Statement in the form attached hereto as Attachment B) by delivery to the Company at its address set forth above (or such other address as it may designate by notice in writing to the Holder); and

3.2. the payment to the Company, by check, wire transfer, forgiveness of indebtedness, or any combination of the foregoing, of an amount equal to the then applicable Exercise Price per share multiplied by the number of Warrant Shares then being purchased.

If this Warrant should be exercised, the Company shall, upon surrender of this Warrant, execute and deliver a certificate representing the Common Stock issued to the Holder upon such exercise, and if this Warrant should be exercised in part only, a new Warrant of the same tenor evidencing the rights of the Holder thereof to purchase the balance of the Warrant

Shares purchasable hereunder. Upon receipt by the Company of this Warrant and such notice of exercise, together with, if applicable, the aggregate Exercise Price, at such office, or by the stock transfer agent or warrant agent of the Company at its office, the Holder shall be deemed to be the holder of record of the applicable Warrant Shares, notwithstanding that the stock transfer books of the Company shall then be closed. The Company shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of the Warrant Shares.

3.3. Net Exercise.

(a) Conversion Right. In addition to and without limiting the rights of the Holder under the terms of this Warrant, the Holder may elect to convert this Warrant or any portion thereof (the “Conversion Right”) into Warrant Shares, the aggregate value of such Warrant Shares shall be equal to the value of this Warrant or the portion thereof being converted. The Conversion Right may be exercised automatically as provided herein and by the Holder by surrender of this Warrant at the principal office of the Company together with notice of the Holder’s intention to exercise the Conversion Right, in which event the Company shall issue to the Holder a number of Warrant Shares computed using the following formula:

Where:

X - The number of Warrant Shares to be issued to the Holder upon exercise of the Conversion Right.

Y - The number of Warrant Shares issuable upon exercise of this Warrant (or such lesser number as are being exercised).

A - The fair market value of one Warrant Share, as determined pursuant to Section 3.3(b) hereof, as of the time the Conversion Right is exercised pursuant to this Section 3.

B - Exercise Price for one Warrant Share under this Warrant (as adjusted to the date of such calculations).

Notwithstanding the foregoing, this Warrant shall be deemed to have converted into Warrant Shares pursuant to this Section 3.3(a) upon the Expiration Date if not previously exercised or converted before such date.

(b) Fair Market Value. For purposes of Section 3.3(a), the fair market value of one Warrant Share shall be determined by the Board of Directors of the Company, acting in good faith; provided, however, that:

(i) where a public market exists for the Common Stock at the time of such exercise, then:

(A) the fair market value of one Warrant Share shall be the last closing price per share of the Common Stock on the principal national securities exchange on which the Common Stock is listed or admitted to trading; or

(B) the average of the bid and asked price per share as reported in the “pink sheets” published by the National Quotation Bureau, Inc. if the Common Stock is not listed or traded on any exchange; or

(C) if such quotations are not available, the fair market value of that number of shares of the Common Stock into which one Warrant Share is convertible on the date such notice was received by the Company, as determined in good faith by the Board of Directors of the Company.

(ii) if the Warrant is exercised in connection with the IPO, the fair market value of one Warrant Share shall be the per share offering price of Common Stock to the public in the IPO; and

(iii) all such determinations to be appropriately adjusted for stock dividend, stock split, stock combination or other similar transactions during the applicable calculation period.

4. Stock Fully Paid; Reservation of Warrant Shares. All shares of stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free from all taxes, liens, encumbrances and charges with respect to the issue thereof, except for the restrictions on transfer provided herein or under applicable federal and state securities laws and any liens or encumbrances created by or imposed by the Holder. During the period within which the rights represented by this Warrant may be exercised, the Company covenants that it will at all times cause to be reserved and kept available out of its authorized and unissued capital stock a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant into Common Stock.

5. Adjustment of Exercise Price and Number of Warrant Shares. The number and kind of Warrant Shares purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

5.1. Reclassification. Upon any event whereby all of the outstanding shares of Common Stock are reclassified, exchanged, combined, substituted or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, this Warrant will be exercisable for the number, class and series of Company securities that the Holder would have had, if the Warrant Shares been outstanding on and as of the consummation of such event, provided that the aggregate purchase price shall remain the same and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Section 5.1 shall similarly apply to successive reclassifications, exchanges, combinations, substitutions, replacements or similar events.

5.2 Subdivision or Combination of Warrant Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide the outstanding Common Stock into a greater number of shares, the number of Warrant Shares purchasable hereunder shall be proportionally increased and the Exercise Price shall be proportionately decreased, provided that the aggregate purchase price shall remain the same. If the Company at any time while this Warrant remains outstanding and unexpired shall combine or consolidate the outstanding Common Stock, into a lesser number of shares, then the number of Warrant Shares purchasable hereunder shall be proportionately decreased and the Exercise Price shall be proportionately increased, provided that the aggregate purchase price shall remain the same.

5.3. Stock Dividends. If the Company at any time while this Warrant is outstanding and unexpired declares or pays a dividend or distribution (other than as set forth in Sections 5.1 and 5.2) on the outstanding shares of Common Stock payable in Common Stock or other securities or property (other than cash), then upon exercise of this Warrant, for each Warrant Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities and property which Holder would have received had Holder owned the Warrant Shares of record as of the date the dividend or distribution occurred.

5.4. Adjustment of Number of Warrant Shares. Upon each adjustment in the Exercise Price, the number of shares of stock purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Warrant Shares purchasable immediately prior to such adjustment in the Exercise Price by a fraction, the numerator of which shall be the Exercise Price immediately prior to such adjustment and the denominator of which shall be the Exercise Price immediately thereafter.

5.5 Notice/Certificate of Adjustment. Upon each adjustment of the Exercise Price, class and/or number of Warrant Shares, the Company, at the Company’s expense, shall notify the Holder in writing within a reasonable time setting forth the adjustments to the Exercise Price, class and/or number of Warrant Shares and facts upon which any such adjustment is based. The Company shall, upon written request from the Holder, furnish the Holder with a certificate of its Chief Executive Officer or Chief Financial Officer, including computations of such adjustment and the Exercise Price, class and number of shares of Common Stock in effect upon the date of such adjustment.

6. Fractional Warrant Shares. No fractional Warrant Shares will be issued in connection with any exercise hereunder, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Exercise Price then in effect.

7. Representations of the Company. The Company represents and warrants to the Holder that (i) Section 2.2(j) of the Schedule of Exceptions sets forth a true and correct pro forma capitalization table of the Company reflecting the Company’s fully diluted equity capitalization immediately following the Initial Closing (including all shares, options (including shares reserved under the Stock Plan), warrants, and other rights to acquire capital stock) and (ii) such capitalization table includes the names of the Company’s securityholders, the number of shares of capital stock issued or issuable to such securityholder, and the fully diluted percentage interest of each such securityholder.

8. Compliance with Securities Act; Non-transferability of Warrant; Disposition of Shares of Stock.

8.1. Compliance with Securities Act. The Holder, by acceptance hereof, agrees that this Warrant and the Warrant Shares are being acquired for investment and that he, she or it will not offer, sell or otherwise dispose of this Warrant or any Warrant Shares except under circumstances which will not result in a violation of the Securities Act of 1933, as amended (the “Act”). Upon exercise of this Warrant, the Holder hereof shall confirm in writing, in a form attached hereto as Attachment B, that the Warrant Shares so purchased are being acquired for investment and not with a view toward distribution or resale. In addition, the Holder shall provide such additional information regarding such Holder’s financial and investment background, as the Company may reasonably request, as is relevant for purposes of determining the Holder’s suitability with respect to a purchase of the Warrant Shares. All Warrant Shares (unless registered under the Act) shall be stamped or imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS SECURITY MAY NOT BE SOLD OR TRANSFERRED WITHOUT (I) AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, (II) AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR (III) RECEIPT OF A NO ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION. COPIES OF THE WARRANT AGREEMENT COVERING THE ACQUISITION OF THIS SECURITY AND RESTRICTING ITS TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE COMPANY AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

8.2. Transferability of Warrant. This Warrant may not be transferred or assigned in whole or in part without (i) an effective registration statement related thereto, (ii) an opinion of counsel for the Holder, satisfactory to the Company, that such registration is not required under the Act or (iii) receipt of a no action letter from the Securities and Exchange Commission (together, “Securities Law Compliance Guarantees”); provided, however, that the Warrant may be transferred in whole or in part without Securities Law Compliance Guarantees upon any of the following provided that the transferee agrees in writing, by way of documentation reasonably acceptable to the Company, to be subject to the terms hereof to the same extent as if he/she were an original Holder hereunder:

(a) A transfer of the Warrant by a Holder who is a natural person during such Holder’s lifetime or on death by will or intestacy to such Holder’s immediate family or to any custodian or trustee for the account of such Holder or such Holder’s immediate family, or a transfer of the Warrant by a Holder that is a trust to a natural person who is the beneficiary of such trust, to such beneficiary’s immediate family or to any custodian or trustee for the account of such beneficiary or such beneficiary’s immediate family. “Immediate family” as used herein shall mean spouse, lineal descendant, father, mother, brother, or sister of the Holder;

(b) A transfer of the Warrant to the Company;

(c) A transfer of the Warrant to a parent, subsidiary or affiliate of a Holder ; or

(d) A transfer of the Warrant by a Holder which is a limited or general partnership to any of its partners or former partners (with, a, b and c, a “Permitted Transfer”).

9. Rights of Stockholders. No Holder of this Warrant shall be entitled to vote or receive dividends or be deemed the holder of stock or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant has been exercised and the Warrant Shares shall have become deliverable, as provided herein.

10. Governing Law. This Warrant and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of Delaware, without giving effect to principles of conflicts of law.

11. Miscellaneous. The headings in this Warrant are for purposes of convenience and reference only, and shall not be deemed to constitute a part hereof. All notices and other communications shall be delivered by hand or mailed by first-class registered or certified mail, postage prepaid, to the respective addresses provided in the Purchase Agreement, or to such other address as the Company or Holder may designate to the other parties hereto.

12. Purchase Agreement. This Warrant is a Warrant referred to in the Purchase Agreement and is entitled to all the benefits provided therein.

13. Loss, Theft or Destruction of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, mutilation or destruction of this Warrant and of indemnity or security reasonably satisfactory to it, the Company will make and deliver an affidavit of lost warrant which shall carry the same rights carried by this Warrant, stating that such affidavit of lost warrant is issued in replacement of this Warrant, making reference to the original date of issuance of this Warrant (and any successors hereto) and dated as of such cancellation, in lieu of this Warrant.

14. Amendment and Waiver. Any term of this Warrant may be amended or waived only with the written consent of the Company and the holders of at least a majority of the Warrant Shares then issuable upon exercise of the Warrants then outstanding that were issued pursuant to the Purchase Agreement. Any amendment or waiver effected in accordance with this Section 14 shall be binding upon the Holder and each transferee of the Warrant, each future holder of all such Warrants, and the Company.

15. Counterparts: Facsimile/Electronic Signature. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered electronically or by facsimile shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment thereto.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its officers, thereunto duly authorized this ___ day of _______, 2020.

LYRA THERAPEUTICS, INC.

By:

Name:	Maria Palasis
Title:	Chief Executive Officer

[Signature Pages to Common Stock Warrant]

ATTACHMENT A TO WARRANT

NOTICE OF EXERCISE

TO: Lyra Therapeutics, Inc.

1. The undersigned hereby elects to purchase ____________ shares of Common Stock of Lyra Therapeutics, Inc. as defined in that certain Series C Convertible Preferred Stock and Warrant Purchase Agreement, dated as of January 10, 2020, and pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full, together with all applicable transfer taxes, if any.

2. The undersigned hereby elects to convert the attached Warrant into Warrant Shares in the manner specified in Section 3.3 of the Warrant. This conversion is exercised with respect to _______________________ of the Shares covered by the Warrant.

[Strike paragraph above that does not apply.]

3. Please issue a certificate or certificates representing said shares of stock in the name of the undersigned or in such other name as is specified below:

Name:

Address:

4. The undersigned represents that the aforesaid shares of stock are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares. In support thereof, the undersigned has executed an Investment Representation Statement attached hereto as Attachment B.

[HOLDER]

By:

Title:

Date:

ATTACHMENT B TO WARRANT

INVESTMENT REPRESENTATION STATEMENT

PURCHASER	:
COMPANY	:	Lyra Therapeutics, Inc.
SECURITY	:
AMOUNT	:
DATE	:

In connection with the purchase of the above-listed securities and underlying stock (the “Securities”), the undersigned represents to the Company the following:

(a) We are purchasing these Securities for our own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the Securities Act of 1933, as amended (the “Act”).

(b) We understand that the Securities have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of our investment intent as expressed herein. In this connection, we understand that, in the view of the Securities and Exchange Commission (the “SEC”), the statutory basis for such exemption may be unavailable if our representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one year or any other fixed period in the future.

(c) We further understand that the Securities must be held indefinitely unless subsequently registered under the Act or unless an exemption from registration is otherwise available. Moreover, we understand that the Company is under no obligation to register the Securities. In addition, we understand that the certificate evidencing the Securities will be imprinted with a legend which prohibits the transfer of the Securities unless they are registered or such registration is not required in the opinion of counsel for the Company.

(d) We are aware of the provisions of Rule 144, promulgated under the Act, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions.

(e) We further understand that at the time we wish to sell the Securities there may be no public market upon which to make such a sale.

[HOLDER]

(signature)

(title)